Exhibit 99

NEWS RELEASE

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

CONTACT:	Glen L. Ponczak-media	RELEASE:	January 21, 2004
(414) 524-2375
Denise M. Zutz-investors
(414) 524-3155

JOHNSON CONTROLS FIRST QUARTER RECORD EPS OF $.86 REPORTED;
FULL-YEAR OUTLOOK CONFIRMED

     MILWAUKEE, WISCONSIN, January 21, 2004 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the first quarter of fiscal 2004 and confirmed its outlook for double-digit earnings per share growth for the full year.

     Chairman and Chief Executive Officer John M. Barth said “We are pleased to report strong results for the first quarter, with sales increasing 23% and net income rising 17% above the same quarter last year. Our operating results were on plan, and our businesses are on track with their strategies to deliver added value to our customers through innovative offerings and improving quality. Our first-quarter financial performance and progress on key strategies increase our confidence in achieving current expectations for our full-year results.”

First-Quarter Consolidated Results

     For the three months ended December 31, 2003, sales increased 23% to $6.4 billion from $5.2 billion last year, reflecting growth by both the automotive and controls businesses. The effect of foreign currency translation added approximately $420 million to sales in the current quarter.

     Operating income increased 6% to $261.8 million compared with $247.9 million for the prior year. As anticipated, operating income growth did not keep pace with sales due to the investment in growth initiatives during the period. Further diluting operating margins were the stronger Euro, as well as the 23% appreciation in the company’s stock price during the first quarter, which resulted in $19 million of expense associated with stock-based employee compensation.

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January 21, 2004 Page 2

     Equity income increased $10 million due to improved results from automotive joint ventures in China and Europe. Miscellaneous-net expense increased $22 million primarily due to the prior year amount including a pretax gain of $17 million associated with the conversion of the company’s investment in shares of Donnelly Corp. into Magna International shares and the subsequent sale of those shares, in addition to higher foreign exchange losses in the current quarter.

     The estimated annual effective tax rate declined to 29% from 31% for the prior year due to continuing global tax planning initiatives. The current quarter rate further benefited from a one-time $17 million favorable tax settlement.

     Net income increased 17% to $164.5 million from $140.4 million for the first quarter of 2003. Diluted earnings per share increased 16% to $0.86 for the first quarter of 2004 from $0.74 last year. All per share amounts reflect a two-for-one stock split effective January 2, 2004.

     Total debt to total capitalization increased to 36.9% from 35.6% at September 30, 2003. Total debt, net of cash, increased $158 million. The increase primarily relates to higher capital spending in support of future, incremental automotive business and seasonal working capital outflows.

Automotive Group

(dollars in millions)
Three Months Ended December 31,
	2003	2002	%

Sales	$4,977.2	$3,941.4	26
Operating Income	$207.2	$196.1	6

     Automotive Group sales for the first quarter of fiscal 2004 increased 26% over the prior year due to higher shipments of interior systems and batteries in North America and Europe. Excluding currency translation, sales were 18% above the prior year.

     North American sales of interior systems and batteries were 19% higher. Interior sales increased 22% which compares with an industry vehicle production increase of 1%. The growth in Johnson Controls revenues primarily reflects its high level of new business in support of a variety of automakers. Domestic sales and unit shipments of automotive batteries were comparable to the prior year.

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January 21, 2004 Page 3

     Automotive Group sales in Europe were 44% higher (22% excluding currency translation) than in the prior year. Interiors revenues grew 40% (19% excluding currency translation) reflecting new seating and interiors programs compared with the prior year. Vehicle production for the period is estimated to have declined 2% from the same time period last year. Battery sales were substantially higher primarily because of one incremental month of volume associated with a European battery business acquired October 31, 2002.

     Johnson Controls automotive sales in Asia and South America were below the prior year on a constant foreign currency basis due to lower volumes.

     Operating income for the Automotive Group increased 6% from the prior year reflecting the higher sales and improved European results. As anticipated, North American operating income from interiors operations declined due to substantially higher new program launch and engineering costs. In Europe, income was higher due to continued performance improvements by interiors and the additional battery volume. Income from other regions was modestly lower.

     The company commented that its interiors business in China, most of which is unconsolidated, continued to experience strong revenue and earnings growth in the first quarter. The improved results reflect double-digit volume increases with American, Asian and European customers.

Controls Group

(dollars in millions)
Three Months Ended December 31,
	2003	2002	%

Sales	$1,406.9	$1,241.9	13
Operating Income	$54.6	$51.8	5

     Controls Group sales to the nonresidential buildings market increased 13% over the prior year due to strong revenue growth in North America. Excluding the effect of currency translation, Controls Group sales increased 6%.

     North American sales increased 13% with higher revenues attributed to all customer offerings. Sales to the existing building market were particularly strong for control system renovation and performance contracts, as well as for the provision of technical and facility management services to the commercial market.

     Sales in other geographic regions were 13% higher; excluding currency translation, revenues decreased 3% as modestly lower sales in Europe more than offset increased revenues in Asia.

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January 21, 2004 Page 4

     Controls Group operating income for the current quarter was 5% above the prior year amount. Higher income in North America more than offset a decline in income from Europe and Asia.

     The backlog of uncompleted control system installation contracts at the end of the quarter was 6% higher than one year ago despite the high level of sales in the quarter. Orders worldwide for control systems and technical services rose with growth concentrated in the domestic education, government and health care markets.

Items Affecting Subsequent 2004 Quarters

     The company is expected to realize a $70-85 million gain, during the company’s second or third quarter of 2004, because of a transfer of certain pension obligations and related plan assets associated with Automotive Group employees in Japan, to the Japanese government. The gain will reduce operating expense.

     Johnson Controls also said that it anticipates incurring incremental operating expense of approximately $80 million during the second quarter, reflecting its decision to accelerate cost structure improvements. The expense will primarily be associated with workforce reductions and plant consolidations. Most of the expense will involve initiatives in Europe in support of its objective to significantly improve Automotive Group profitability in the region in future years. A modest portion will involve Controls Group activities.

Full-Year Outlook

     Mr. Barth said, “We believe that the first quarter sales increase is noteworthy, particularly given the lack of growth in the industries we serve. As we look at the balance of the year, we anticipate vehicle production levels in our major geographic markets to be flat to slightly higher. The environment for controls is mixed, with overall new building construction remaining weak, while certain sectors continue to provide opportunities. Nevertheless, we came into the fiscal year believing our business backlog and market share expansion would lead to strong growth, and we are confident of that being achieved. ”

     The company adjusted its assumption for the relationship between the Euro and the U.S. Dollar from $1.10 to $1.20. Using that assumption, consolidated sales for the full year are expected to increase in a range of 13-15%, up from its earlier estimate of a 10-12% increase. Automotive growth of 13-18% and controls growth at the high end of 5-10% is currently expected.

     “We also believe we will achieve a double-digit increase in operating income even as we invest for future strong revenue and earnings growth”, said Mr. Barth.

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January 21, 2004 Page 5

     The Automotive Group in North America is performing well as it executes a record level of new business. While domestic startup costs are anticipated to be higher on a full year basis, their impact will be mitigated toward year-end. In Europe, operating improvements are on schedule to achieve a 3% operating margin for 2004 before the effect of the accelerated turnaround initiatives. The company said it is ahead of plan in identifying opportunities to further improve European profitability in 2005 and 2006 and elected to begin implementing these strategies during 2004.

     Year-over-year improvement in Controls Group operating margin is also anticipated in the second half of the year, based principally on the company’s growth goals for technical service sales. “We achieved double-digit growth in this offering in the first quarter,” added Mr. Barth, “and our full-year plan assumes the comparisons will strengthen further later in the year due to the expansion in our service sales force.”

     In October 2003 the company forecast that 2004 operating margins for both the automotive and controls groups would approximate the prior year. Given the assumption for a weaker U.S. Dollar and the stock-based employee compensation expense, the automotive operating margin is expected to be flat to slightly lower than last year, while the controls operating margin is anticipated to be slightly lower.

     Mr. Barth concluded, “The anticipated achievement of double-digit increases in sales, operating and net income for the full year — in a relatively flat economic environment — should signify the sustainable strength of Johnson Controls growth strategies. As always, I would like to acknowledge and thank our employees, customers and shareholders for their support.”

Supplemental Financial Estimates
(dollars in millions)
	FY2003	FY2004
	Actual	Estimate

Interest expense, net of interest income	$104	$105-110
Effective income tax rate	31.0%	(a)
Minority interests in net earnings of subsidiaries	$47	$70-75 (b)
Capital expenditures	$664	$700-750(c)
Depreciation	$538	$600-620
Total debt to total capitalization	35.6%	Below 30%

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January 21, 2004 Page 6

Changes to guidance since October 2003:

(a)	A rate of 21.6% for the first quarter, due to a one-time $17 million benefit related to a favorable tax settlement, and 29% for each of the second, third and fourth quarters.

(b)	Guidance is raised due to an expected increase in operating income at certain automotive joint ventures.

(c)	Guidance increased to reflect the timing and facility requirements of new programs, as well as new foreign currency assumptions.

****

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2004 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated January 7, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	Three Months
	Ended December 31,

	2003	2002

Net sales
Products and systems*	$5,520.0	$4,415.9
Services*	864.1	767.4

	6,384.1	5,183.3
Cost of sales
Products and systems	4,802.1	3,790.3
Services	720.7	643.6

	5,522.8	4,433.9

Gross profit	861.3	749.4

Selling, general and administrative expenses	599.5	501.5

Operating income	261.8	247.9

Interest income	1.9	2.0
Interest expense	(27.2)	(29.1)
Equity income	17.8	8.3
Miscellaneous — net	(24.6)	(2.4)

Other income (expense)	(32.1)	(21.2)

Income before income taxes and minority interests	229.7	226.7

Provision for income taxes	49.7	70.4
Minority interests in net earnings of subsidiaries	15.5	15.9

Net income	$164.5	$140.4

Earnings available for common shareholders	$162.7	$138.7

Earnings per share (post-split)**
Basic	$0.90	$0.78

Diluted	$0.86	$0.74

*	Products and systems consist of automotive group products and systems and controls group installed systems. Services are controls group technical and facility management services.

**	Per share amounts have been restated to reflect a two-for-one stock split (see Note 2).

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions, unaudited)

	December 31,	September 30,	December 31,
	2003	2003	2002

ASSETS
Cash and cash equivalents	$302.6	$136.1	$351.6
Accounts receivable — net	3,490.6	3,539.1	3,026.3
Costs and earnings in excess of billings on uncompleted contracts	318.7	323.0	311.7
Inventories	845.6	825.9	781.2
Other current assets	792.6	796.2	680.3

Current assets	5,750.1	5,620.3	5,151.1

Property, plant and equipment — net	3,125.9	2,963.4	2,613.9
Goodwill — net	3,288.6	3,162.7	2,980.2
Other intangible assets — net	326.5	316.9	271.4
Investments in partially-owned affiliates	425.9	408.1	366.0
Other noncurrent assets	753.9	655.9	393.4

Total assets	$13,670.9	$13,127.3	$11,776.0

LIABILITIES AND EQUITY
Short-term debt	$717.6	$150.5	$615.5
Current portion of long-term debt	130.9	427.8	327.9
Accounts payable	3,253.1	3,329.3	2,676.3
Accrued compensation and benefits	477.6	546.3	422.0
Accrued income taxes	100.2	58.7	158.0
Billings in excess of costs and earnings on uncompleted contracts	204.4	186.2	197.0
Other current liabilities	847.7	885.3	1,092.3

Current liabilities	5,731.5	5,584.1	5,489.0

Long-term debt	1,830.6	1,776.6	1,526.5
Postretirement health and other benefits	167.1	167.8	166.4
Minority interests in equity of subsidiaries	229.5	221.8	212.0
Other noncurrent liabilities	1,130.6	1,115.7	718.4
Shareholders’ equity	4,581.6	4,261.3	3,663.7

Total liabilities and equity	$13,670.9	$13,127.3	$11,776.0

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months
	Ended December 31,

	2003	2002

Operating Activities
Net income	$164.5	$140.4

Adjustments to reconcile net income to cash provided by operating activities
Depreciation	142.9	129.0
Amortization of intangibles	5.7	4.5
Equity in earnings of partially-owned affiliates, net of dividends received	(4.4)	(8.2)
Minority interests in net earnings of subsidiaries	15.5	15.9
Deferred income taxes	7.2	3.6
Gain on sale of long-term investment	—	(16.6)
Pension contributions in excess of expense	—	4.7
Other	3.7	(5.7)
Changes in working capital, excluding acquisition of businesses
Receivables	191.1	249.8
Inventories	13.0	(10.1)
Other current assets	30.1	(32.3)
Accounts payable and accrued liabilities	(378.7)	(448.8)
Accrued income taxes	43.8	(28.5)
Billings in excess of costs and earnings on uncompleted contracts	13.6	3.8

Cash provided by operating activities	248.0	1.5

Investing Activities
Capital expenditures	(203.6)	(106.6)
Sale of property, plant and equipment	7.2	6.0
Acquisition of businesses, net of cash acquired	(36.6)	(218.9)
Proceeds from sale of long-term investment	—	38.2
Changes in long-term investments	(4.7)	(1.9)

Cash used by investing activities	(237.7)	(283.2)

Financing Activities
Increase in short-term debt — net	567.3	509.6
Increase in long-term debt	1.1	—
Repayment of long-term obligations	(423.9)	(122.8)
Payment of cash dividends	(5.4)	(5.2)
Other	17.1	(10.3)

Cash provided by financing activities	156.2	371.3

Increase in cash and cash equivalents	$166.5	$89.6

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

FOOTNOTES

1. Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.1 million and $0.5 million for the three months ended December 31, 2003 and 2002, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options. All share and per share amounts disclosed in this document have been restated to reflect a two-for-one stock split discussed in Note 2. See also Note 3 regarding the conversion of the Series D Convertible Preferred Stock.

	Three Months
(in millions)	Ended December 31,

	2003	2002

Weighted Average Shares (post-split)
Basic	181.0	177.9
Diluted	191.8	188.7

Outstanding at period end	188.6	178.0

2. On November 19, 2003, the Company’s Board of Directors declared a two-for-one stock split of the common stock payable January 2, 2004. All share and per share amounts disclosed in this document have been restated to reflect the two-for-one stock split. The stock split resulted in the issuance of approximately 90.5 million additional shares of common stock. In connection with the stock split, the par value of the common stock was changed from $.16 2/3 per share to $.04 1/6 per share.

3. Effective December 31, 2003, the Company’s Board of Directors authorized the redemption of all the outstanding Series D Convertible Preferred Stock, held in the Company’s Employee Stock Ownership Plan (ESOP), and the trustee converted the preferred stock into common shares in accordance with the terms of the preferred stock certificate. The conversion resulted in the issuance of approximately 7.5 million common shares (on a post-split basis) and was accounted for through the exchange of preferred stock into common stock and capital in excess of par value. The conversion of the preferred shares held by the ESOP has been reflected within Shareholders’ Equity in the Consolidated Statement of Financial Position as of December 31, 2003. The conversion of these shares will result in their inclusion in the weighted average common stock outstanding used to compute basic EPS. The conversion of preferred shares has always been assumed in the determination of diluted EPS, and the conversion had no impact on diluted EPS in the first quarter of fiscal 2004 as compared to the comparable period of the prior year. The Company’s ESOP was financed with debt issued by the ESOP, and the final ESOP debt payment was paid by the Company in December 2003.